UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

TELEPHONE AND DATA SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-2669023
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

30 North LaSalle Street, Suite 4000
Chicago, Illinois 60602
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, Each Representing a 1/1,000th Interest in a share of 6.625% Series UU Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-231181

Securities to be registered pursuant to Section 12(g) of the Act: None

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered

The securities to be registered hereby are the Depositary Shares (the “Depositary Shares”), each of which represents a 1/1,000th interest in a share of our 6.625% Series UU Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 and $25,000 liquidation preference per share (equivalent to $25.00 per Depositary Share) (the “Preferred Stock”), of Telephone and Data Systems, Inc. (the “Registrant”). For a description of the Depositary Shares to be registered hereunder and the underlying Preferred Stock of the Registrant, reference is made to the information set forth under the headings “Description of Preferred Stock” and “Description of Depositary Shares” in the Registrant’s Prospectus (the “Prospectus”), dated February 23, 2021, which constitutes a part of the Registrant’s Registration Statement on Form S-3 (File No. 333-231181), filed under the Securities Act of 1933, as amended, and under the headings “Description of the Series UU Preferred Stock” and “Description of the Depositary Shares” in the Registrant’s Prospectus Supplement, dated February 23, 2021, to the Prospectus which information is hereby incorporated herein by reference.

Item 2. Exhibits

Exhibit Number	Description of Exhibits
3.1
Restated Certificate of Incorporation (Incorporated by reference to the filing of such exhibit with the Registrant’s Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission (the “SEC”) on January 25, 2012 (File No. 001-14157).

3.2
Restated Bylaws of Telephone and Data Systems, Inc. (Incorporated by reference to the Current Report on Form 8-K of Telephone and Data Systems, Inc. (File No. 001-14157), as filed with the SEC on May 23, 2019).

3.3
Certificate of Designations of the 6.625% Series UU Cumulative Redeemable Perpetual Preferred Stock (Incorporated by reference to the Current Report on Form 8-K of Telephone and Data Systems, Inc. (File No. 001-14157), as filed with the SEC on March 2, 2021).

4.1
Form of Stock Certificate evidencing the 6.625% Series UU Cumulative Redeemable Perpetual Preferred Stock (Incorporated by reference to the Current Report on Form 8-K of Telephone and Data Systems, Inc. (File No. 001-14157), as filed with the SEC on March 2, 2021).

4.2
Depositary Agreement, dated March 2, 2021, between the Company and Computershare Inc. and Computershare Trust Company, N.A., collectively, and the holders from time to time of the Depositary Receipts (Incorporated by reference to the Current Report on Form 8-K of Telephone and Data Systems, Inc. (File No. 001-14157), as filed with the SEC on March 2, 2021).

4.3	Form of Depositary Receipt (Incorporated by reference to the Current Report on Form 8-K of Telephone and Data Systems, Inc. (File No. 001-14157), as filed with the SEC on March 2, 2021).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELEPHONE AND DATA SYSTEMS, INC.
(Registrant)

Date:	March 2, 2021	By:	/s/ Peter L. Sereda
Peter L. Sereda
Executive Vice President and Chief Financial Officer
(principal financial officer)